BANK OF VIRGINIA

11730 Hull Street Road

Midlothian, Virginia 23112

(804) 744-7576

Special Meeting of Stockholders

March 27, 2013

11:30 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack Zoeller and Peter W. Grieve, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Special Meeting of Stockholders, to be held on March 27, 2013, at 11:30 a.m., local time, at the [the Hampton Inn, 3620 Price Club Boulevard, Midlothian, Virginia] with all of the powers the undersigned would possess if personally present at such meeting, as indicated on this proxy:

1.	Proposal to approve the plan of share exchange contained in the Agreement and Plan of Share Exchange, dated as of August 28, 2012, by and between Cordia Bancorp Inc. and Bank of Virginia, as amended.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors recommends a vote “FOR” the

listed proposal (1) above.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposal listed. If any other business is presented at the special meeting this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to matters incident to the conduct of the meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Date
Signature of Stockholder

Date
Signature of Stockholder